Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

The Administrative Committee
The Gillette Company Global Employee Stock Ownership Plan:

We consent to the incorporation by reference in Registration Statement No. 33-52465 on Form S-8 of The Gillette Company Global Employee Stock Ownership Plan of our report dated April 11, 2002, relating to the statements of assets available for plan benefits of The Gillette Company Global Employee Stock Ownership Plan as of December 31, 2001 and 2000 and the related statements of changes in assets available for plan benefits for each of the years in the three-year period ended December 31, 2001 which report appears in the December 31, 2001 annual report on Form 11-K of The Gillette Company Global Employee Stock Ownership Plan.

                KPMG LLP
                KPMG LLP

Boston, Massachusetts
April 12, 2002